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Fresenius Medical Care Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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FRESENIUS MEDICAL CARE HOLDINGS, INC.
_______________

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

Effective May 26, 2003

To the Shareholders:

     Notice is hereby given that the holders of a majority of the voting shares of Fresenius Medical Care Holdings, Inc., a New York corporation (the “Company”) have acted by written consent (in lieu of an annual meeting of shareholders), with regard to the election of three directors of the Company, all of whom shall hold office until the next Annual Meeting of Shareholders (or action by majority written consent of shareholders in lieu thereof ), and with regard to the appointment of KPMG LLP as the Company’s auditors for the 2003 fiscal year (the “Shareholder Actions”). The Shareholder Actions shall be effective as of May 26, 2003.

     All shareholders of record at the close of business on April 21, 2003 are entitled to notice of the Shareholder Actions.

     The Company’s audited financial statements for the year ended December 31, 2002, together with certain other information concerning the Company, are included in the Company’s Annual Report on Form 10-K which is enclosed herewith.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By order of the Board of Directors, RONALD J. KUERBITZ Chief Administrative Officer, Senior Vice President and Secretary

Lexington, Massachusetts
April 30, 2003

INFORMATION STATEMENT

INTRODUCTION

     This Information Statement, dated April 30, 2003, is furnished in connection with the written consent actions (the “Shareholder Actions”) taken by holders of a majority of the voting shares of Fresenius Medical Care Holdings, Inc. (the “Company”; as used herein the term the “Company” shall also include, as required by the context, its subsidiaries). The Company’s majority shareholder is Fresenius Medical Care AG (“Fresenius Medical Care”).

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement was mailed to shareholders on or about April 30, 2003.

     The complete mailing address of the Company’s principal executive office is 95 Hayden Avenue, Lexington, Massachusetts 02420-9192 (telephone (781) 402-9000).

     Only shareholders of record at the close of business on April 21, 2003 are entitled to notice of the Shareholder Actions. At that record date, the following voting shares of the Company were outstanding:

Class	Shares Outstanding	Votes Per Share

6% Preferred Stock	36,460	160
Class A Preferred Stock	16,176	16
Class B Preferred Stock	21,483	16
Common Stock	90,000,000	1

     The Shareholder Actions (described in further detail herein) were approved by holders of a majority of the voting shares of the Company on April 25, 2003, and shall be effective as of May 26, 2003.

     The Annual Report on Form 10-K of the Company for the year ended December 31, 2002 (the “Annual Report”), including the Company’s audited consolidated financial statements for the year ended December 31, 2002, is being mailed to the Company’s shareholders with this Information Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

SHAREHOLDER ACTION

ELECTION OF DIRECTORS

     The terms of all of the Company’s directors will expire in 2003. Pursuant to the Shareholder Actions, the following three directors were elected to hold office until the 2004 annual meeting (or action by majority written consent in lieu thereof) and until their successors shall have been duly elected and qualified:

Name	Age	Position with the Company

Ronald Kuerbitz	43	Chief Administrative Officer, Senior Vice President and Secretary
Ben Lipps	62	Chairman of the Board, President and Chief Executive Officer
Jerry Schneider	55	Chief Financial Officer, Senior Vice President and Treasurer

     Ronald Kuerbitz has been Chief Administrative Officer of the Company since January 1, 2003 and was appointed a Director of the Company in 2002. Mr. Kuerbitz has been Senior Vice President, Secretary and General Counsel since October 1999. Mr. Kuerbitz had previously served as Vice President for Corporate Development for the Company since March 1997.

     Ben Lipps has been President, Chief Executive Officer and a Director of the Company since 1996. Mr. Lipps has been Chairman of the Board since May 1, 1999. Mr. Lipps has served as a member of the Managing Board of Fresenius Medical Care since February 1996 and was appointed Chairman of the Managing Board effective May 1, 1999.

     Jerry Schneider has been a Vice President, the Chief Financial Officer and Treasurer of the Company since August 1997 and was appointed a Director of the Company in August 1999.

The Board of Directors

     The Company’s Board of Directors is responsible for the affairs of the Company.

     During 2002, the Board met on eight occasions and acted by unanimous written consent of its members on eleven occasions. Mr. Lipps has served on the Board since 1996. Mr. Schneider has served on the Board since 1999. Mr. Kuerbitz has served on the Board since 2002. The Company has no standing Compensation Committee, Audit Committee or Nominating Committee.

Executive Officers

     The current executive officers of the Company are as follows:

Name	Age	Position with the Company

Ronald Kuerbitz	43	Chief Administrative Officer, Senior Vice President and
		Secretary
J. Michael Lazarus, M.D	65	Chief Medical Officer and Senior Vice President of Clinical
		Quality
Ben Lipps	62	Chairman of the Board, President and Chief Executive Officer
John Markus	51	Senior Vice President for Compliance
Robert Powell, Jr	47	Senior Vice President for Products, Laboratory Services and
		Information Technologies
Jerry Schneider	55	Chief Financial Officer, Senior Vice President and Treasurer
Mats Wahlström	48	Senior Vice President, President of Fresenius Medical Services

     Each corporate officer was elected to hold office until he resigns or is removed by the Board of Directors.

     For a biography of Messrs. Kuerbitz, Lipps and Schneider, see “Election of Directors” above.

     J. Michael Lazarus, M.D. has been the Chief Medical Officer and Senior Vice President of Clinical Quality of the Company since 1996. Dr. Lazarus is board certified in internal medicine and nephrology and is currently an Associate Professor of Medicine at Harvard Medical School. Dr. Lazarus is also a director of

Novavax, Inc., a bio-pharmaceutical company focused on the research and development of proprietary topical and oral drug delivery and encapsulation technologies and the applications of those technologies.

     John Markus has been Senior Vice President for Compliance since September 2000, and served as Senior Vice President of Business Practices and Corporate Compliance between June 1999 and September 2000. Mr. Markus served as a Director of the Company from March 2001 until May 2002. From May 1998 through June 1999, Mr. Markus served as a Vice President for Oxford Health Plans, Inc., a Connecticut-based health insurance company. During the period between November 1996 and May 1998, Mr. Markus practiced law at Greenberg, Traurig, LLP in Washington, DC.

     Robert Powell, Jr. has served as Senior Vice President for Products, Laboratory Services and Information Technology since January 2002. Mr. Powell had previously served as President of the Company’s Dialysis Products Division beginning in December 2000. From December 1998 through November 2000, Mr. Powell served as President of Sales, Marketing and Service for the Company’s Dialysis Products Division and from August 1997 through November 1998 he served as Company’s President of Renal Product Technologies. From January 1997 through July 1997, Mr. Powell served as Vice President of Quality and Regulatory Affairs for the Company’s Dialysis Products Division.

     Mats Wahlström has been Senior Vice President of the Company and President of Fresenius Medical Services since November 25, 2002. From June 2000 through January 2002, Mr. Wahlström served as Executive Vice President for Securitas AB, a Swedish based security company. From January 1983 through January 2002, Mr. Wahlström worked for Gambro AB, an international dialysis company, serving as President of Gambro Healthcare, Inc. from 1993 through 2002.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 2000, 2001 and 2002 to Ben Lipps, Chief Executive Officer of the Company, and to J. Michael Lazarus, M.D., Jerry Schneider, Ronald Kuerbitz and Robert Powell, the four most highly compensated executive officers of the Company or its subsidiaries other than the Chief Executive Officer (collectively, the “Specified Executives”):

Summary Compensation Table

Long-Term Compensation

	Annual Compensation						Awards		Payouts

Name and Principal Position	Year	Salary($)	Bonus($)		Other Compensation ($)		Securities Underlying Options(#)		LTIP Payouts ($)	All Other Compensation ($)

Ben Lipps(1) Chief Executive Officer, President and Director	2002 2001 2000	855,000 855,000 855,000								33,040 32,707 30,469	(8) (8) (8)
J. Michael Lazarus, M.D Chief Medical Officer and Senior Vice President of Clinical Quality	2002 2001 2000	546,726 529,152 500,851	120,200 164,327	(2) (3)			4,000 6,000 37,600	(5) (5) (6)		8,448 4,591 341	(9) (9) (9)
Jerry Schneider Chief Financial Officer, Senior Vice President, Treasurer, and Director	2002 2001 2000	428,120 405,939 381,000	94,000 158,000	(2) (3)	1,057 1,632	(4) (4)	10,000 32,400 5,000	(5) (6) (6)		7,773 4,591 4,591	(9) (9) (9)
Ronald Kuerbitz Chief Administrative Officer, Senior Vice President, and Director	2002 2001 2000	352,940 324,450 307,500	134,000 130,000	(2) (3)			10,000 12,000 28,100	(5) (5) (6)		7,325 4,591 4,591	(9) (9) (9)
Robert Powell, Jr Senior Vice President for Products, Laboratory Services and Information Technology	2002 2001 2000	350,000 303,653 256,500	144,550 95,875	(2) (3)			10,000 22,000 15,900	(5) (7) (6)		8,242 4,566 4,682	(9) (9) (9)

(1)	During 2000 Seratronics, Inc. (“Seratronics”) paid $5,117 of Mr. Lipps’ salary. Seratronics was fully reimbursed by Fresenius USA for such payments. Mr. Lipps receives additional compensation for his service as Chairman of the Management Board of Fresenius Medical Care AG, which is the controlling stockholder of the Company.

(2)	Represents incentive bonus payments made under the FMCAG Bonus Plan which relate to the achievement of 2001 Company and individual performance targets, but which were paid in 2002.
(3)	Represents incentive bonus payments made under the FMCAG Bonus Plan which relate to the achievement of 2000 Company and individual performance targets, but which were paid in 2001.
(4)	Represents interest earned in excess of 120% of the applicable federal long-term rate on deferred compensation.
(5)	Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted under the Fresenius Medical Care 2001 International Stock Incentive Plan (the “2001 FMCAG Stock Plan”).

(6)	Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted under the Fresenius Medical Care 1998 Stock Incentive Plan, as amended (the “1998 FMCAG Stock Plan”).

(7)	Represents 10,000 options granted under the 1998 FMCAG Stock Plan, and 12,000 options granted under the 2001 FMCAG Stock Plan.
(8)	These amounts include the value of (a) the Company’s payment of group term life and disability insurance premiums, (b) the Company’s payment of premiums attributable to a supplemental life insurance policy and a supplemental disability insurance policy in the amount of $30,128, $32,366, and $27,278 for 2000, 2001 and 2002, respectively, and (c) for year 2002, payments from the Company’s profit sharing plan.

(9)	Represents the value of the group term life and disability insurance premiums paid by the Company, the Company’s contributions to the respective officer’s 401(k) plan, and, for the year 2002, payments from the Company’s profit sharing plan. Dr. Lazarus did not participate in the Company’s 401(k) plan in 2000.

Stock Option Grants in Last Fiscal Year

     The Company does not currently have a stock option plan. However, executive officers and certain employees of the Company and its subsidiaries are eligible to participate in Fresenius Medical Care’s 1996 FMCAG Stock Plan (the “1996 FMCAG Stock Plan”), the 1998 FMCAG Stock Plan and the 2001 FMCAG Stock Plan. See “Certain Relationships and Related Transactions — Relationships and Transactions with Executive Officers — Loans to Officers under the Stock Incentive Plans.”

     The following table sets forth information concerning stock options to purchase Fresenius Medical Care’s Preference Shares granted in 2002, including the potential realizable value of each grant assuming that the market value of the Fresenius Medical Care Preference Shares appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company’s Fresenius Medical Care Preference Shares, which will depend upon various factors, including market conditions and the Company’s future performance and prospects. The options shown below became exercisable in three approximately equal annual installments beginning one year after the date of grant.

	2002 Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term

	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in 2002(4)
				Exercise Price ($/Share)(3)
					Expiration Date
Name						5%	10%

J. Michael Lazarus, M.D.	2,000	(1)	0.74%	$35.30	7/29/12	$44,400	$112,520
Jerry Schneider	3,000	(1)	1.11%	$35.30	7/29/12	$66,600	$168,780
Ronald Kuerbitz	5,000	(1)	1.85%	$35.30	7/29/12	$111,000	$281,300
Robert Powell	5,000	(1)	1.85%	$35.30	7/29/12	$111,000	$281,300
J. Michael Lazarus, M.D.	2,000	(2)	0.74%	$24.91	12/9/12	$31,340	$79,400
Jerry Schneider	3,000	(2)	1.11%	$24.91	12/9/12	$47,010	$119,100
Ronald Kuerbitz	5,000	(2)	1.85%	$24.91	12/9/12	$78,350	$198,500
Robert Powell	5,000	(2)	1.85%	$24.91	12/9/12	$78,350	$198,500

(1)	Options granted under the 2001 FMCAG Stock Plan, which were granted on July 29, 2002 and which vest over a four-year period.
(2)	Options granted under the 2001 FMCAG Stock Plan, which were granted on December 9, 2002 and which vest over a four-year period.
(3)	Options granted under on July 29, 2002 and December 9, 2002 were granted with an exercise price of 34.52 and 25.13 Euros per share, respectively. For the purposes of this table, the exercise prices have been converted to per-share U.S. dollar equivalents based on the currency conversion rate between Euros and U.S. Dollars as of each grant date. The rate on July 29, 2002 was .9779 Euros per U.S. Dollar, and the rate on December 9, 2002 was 1.0088 Euros per U.S. Dollar. (Source for rates: The Federal Reserve).

(4)	The total number of options granted in 2002 was 269,640.

Aggregated Option Exercises in 2002
and December 31, 2002 Option Values

Name	Shares acquired on exercise(#)	Value Realized($)	Number of securities underlying unexercised options at 12-31-02(#) Exercisable/Unexercisable	Value of unexercised in-the-money options at 12-31-02($) Exercisable/Unexercisable

Ben Lipps	0	0	100,000/0	0/0
J. Michael Lazarus	0	0	62,901/20,533	0/0
Jerry Schneider	0	0	125,000 ADSs/0 ADSs	0/0
			31,733/23,467	0/0
Ronald Kuerbitz	0	0	57,167/27,367	0/0
Robert Powell	0	0	23,966/29,967	0/0

Pension Arrangements

     The Company historically offered benefits under its Fresenius Medical Care North America Retirement Plan (the “FMCNA Retirement Plan”) to most Company employees who worked 900 or more hours per year. In addition, all management and executive employees with an annual base pay of at least $75,000 who were covered by the FMCNA Retirement Plan were also automatic participants in the Company’s Supplemental Executive Retirement Plan (the “SERP”), which essentially modified the FMCNA Retirement Plan by expanding the definition of compensation to include annual incentive bonus payments, and by eliminating the maximum limitation to the calculation of final average earnings. Effective March 9, 2001, the further accrual of benefits under both the FMCNA Retirement Plan and the SERP was discontinued for all previously covered employees except certain union employees, and the Plans were no longer available for new Company employees.

     The total annual pension benefit due upon retirement for each of the Specified Executives is as follows, assuming that each retired at age 65 with benefits payable on a straight life annuity basis:

Ben Lipps – $51,731
Michael Lazarus – $59,361
Jerry Schneider – $33,184
Ronald Kuerbitz – $30,066
Robert Powell – $22,380

Directors’ Compensation and Consulting Arrangements

     The directors of the Company are not compensated for their services as such. For information with respect to compensation paid by the Company and its subsidiaries to Messrs. Lipps, Kuerbitz and Schneider, see the Summary Compensation Table above.

Employment Agreements

     Mr. Lipps has served as Chairman of the Managing Board of Fresenius Medical Care (the “Managing Board”) since May 1, 1999 and had served as Vice Chairman of the Managing Board since January 1999, and has been a member of the Managing Board since 1996. As Chairman of the Managing Board, Mr. Lipps is responsible for managing the worldwide business of Fresenius Medical Care and its affiliated companies. In addition, Mr. Lipps also serves as Chairman of the Board, President and Chief Executive Officer of the Company. In connection with Mr. Lipps’ services to the Company, pursuant to an Employment Contract between Mr. Lipps and Fresenius Medical Care which became effective January 1, 1999 (the “Employment Contract”), Mr. Lipps receives an annual base salary, payable by or on behalf of the Company, of $855,000, subject to annual increases based on performance, and is eligible to participate in Fresenius Medical Care’s management bonus plan (the “FMCAG Bonus Plan”) based on the attainment of certain earnings-after-taxes targets set annually by Fresenius Medical Care and reviewed by the Company’s Board of Directors. Under the FMCAG Bonus Plan, Mr. Lipps can earn a bonus of up to one hundred percent of his base salary. Mr. Lipps is also eligible to receive stock options under the 2001 FMCAG Stock Plan. See “Report of the Board of Directors Regarding Executive Compensation — Compensation of the Chief Executive Officer,” and see also “Certain Relationships and Related Transactions — Loans to Chief Executive Officer.”

     Pursuant to the terms of an Employment Agreement between the Company and Dr. Lazarus, dated as of March 15, 2000, Dr. Lazarus was paid an initial annual base salary of $505,620, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMCAG Bonus Plan. Under the FMCAG Bonus Plan, Dr. Lazarus can earn, subject to the Company’s attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Dr. Lazarus is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The current term of the agreement expires on March 15, 2006 unless terminated earlier as provided for in the agreement. In the event Dr. Lazarus’s employment agreement is terminated for any reason other than by the Company for cause, or if Dr. Lazarus terminates his employment agreement for cause, Dr. Lazarus is entitled to a lump sum payment equal to his base salary for the period equal to the greater of (a) the then remaining term of the agreement or (b) 18 months, and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Dr. Lazarus during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Dr. Lazarus’s employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an Employment Agreement between the Company and Mr. Schneider, dated as of March 15, 2000, Mr. Schneider was paid an initial annual base salary of $372,600, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMCAG Bonus Plan. Under the FMCAG Bonus Plan, Mr. Schneider can earn, subject to the Company’s attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Mr. Schneider is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The current term of the agreement expires on March 15, 2006 unless terminated earlier as provided for in the agreement. In the event Mr. Schneider’s employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Schneider terminates his employment agreement for cause, Mr. Schneider is entitled to his base salary and a continuation of his benefits for a period equal to the greater of (a) the then remaining term of the agreement or (b) 18 months, and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Mr. Schneider during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Mr. Schneider’s employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an Employment Agreement between the Company and Mr. Kuerbitz, dated as of March 15, 2000, Mr. Kuerbitz was paid an initial annual base salary of $300,000, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMCAG Bonus Plan. Under the FMCAG Bonus Plan, Mr. Kuerbitz can earn, subject to the Company’s attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of eighty percent of his annual base salary. In addition, Mr. Kuerbitz is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $2,000 each year. The current term of the agreement expires on March 15, 2006 unless terminated earlier as provided for in the agreement. In the event Mr. Kuerbitz’s employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Kuerbitz terminates his employment agreement for cause, Mr. Kuerbitz is entitled to his base salary and a continuation of his benefits for a period equal to the greater of (a) the then remaining term of the agreement or (b) 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Mr. Kuerbitz during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Mr. Kuerbitz’s employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2000.

     Pursuant to the terms of an Employment Agreement between the Company and Mr. Powell, dated as of March 15, 2002, Mr. Powell was paid an initial annual base salary of $350,000, subject to annual increases based on satisfactory job performance, and is eligible to participate in the FMCAG Bonus Plan. Under the FMCAG Bonus Plan, Mr. Powell can earn, subject to the Company’s attainment of specified individual and company financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of eighty percent of his annual base salary. In addition, Mr. Powell is paid a monthly car allowance of $700 and is entitled to reimbursement for expenses associated with financial planning assistance and/or individual income tax preparation up to a total of $1,000 each year. The current term of the agreement expires on March 15, 2004 unless terminated earlier as provided for in the agreement. In the event Mr. Powell’s employment agreement is terminated for any reason other than by the Company for cause, or if Mr. Powell terminates his employment agreement for cause, Mr. Powell is entitled to his base salary and a continuation of his benefits for 18 months and a pro-rated portion of his annual incentive bonus based on his termination date. The terms of the agreement impose a non-compete obligation on Mr. Powell during the one-year period after he ends his employment with the Company or stops receiving any salary continuation under the agreement. The foregoing description of Mr. Powell’s employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which may be obtained by contacting the Secretary of the Company at 95 Hayden Avenue, Lexington, Massachusetts 02420-9192.

Compensation Committee Interlocks and Insider Participation

     The Company has no standing Compensation Committee. During the fiscal year ended December 31, 2002, deliberations concerning executive officer non-stock option compensation were carried out by the Company’s full Board of Directors. Options to purchase Fresenius Medical Care Preference Shares were granted to certain executive officers of the Company in 2002 by the Management Board of Fresenius Medical Care on the recommendation of the Company’s full Board of Directors. All members of the Company’s Board of Directors were employees of the Company during the fiscal year ended December 31, 2002. Mr. Lipps is also Chairman of the Management Board of Fresenius Medical Care. For information regarding certain transactions between the Company or its subsidiaries on the one hand and Fresenius Medical Care or Fresenius AG on the other, see “Certain Relationships and Related Transactions.”

REPORT OF THE BOARD OF DIRECTORS
REGARDING EXECUTIVE COMPENSATION

Overall Philosophy

     The Company’s overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company’s business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and/or annual incentive bonus stock options for non-voting preference shares of Fresenius Medical Care, the Company’s parent corporation. Base salary is intended primarily to reward past performance; annual cash bonus and stock option incentives are intended primarily to reward achievement of specific performance goals during the year; and stock options are designed primarily to foster an identity of interest between the employee, the Company and the Company’s shareholders.

Compensation of the Chief Executive Officer

     Mr. Lipps’ compensation currently consists of a base salary, potential cash incentive (bonus) awards and potential option grants under the 2001 FMCAG Stock Plan. Mr. Lipps’ base salary was set under the terms of his employment contract with Fresenius Medical Care, the parent corporation of the Company, and is subject to annual increase based on performance as discussed above. Mr. Lipps’ year 2002 annual base compensation for his services as an officer of the Company was set at $855,000, reflecting his responsibilities for Fresenius Medical Care and its other subsidiaries and was based on competitive pay practices, his individual experience and breadth of knowledge and other subjective factors. Future increases to his base salary are expected to be determined primarily on the basis of his individual performance and contributions and involve the application of both quantifiable and subjective criteria. Mr. Lipps abstained from all Board and the Fresenius Medical Care Management Board actions relating to his compensation.

Compensation of Other Executive Officers

     Mr. Lipps determines the base salaries, annual cash and/or stock option incentive awards and stock option awards for the executive officers of the Company other than himself. Annual cash and/or stock option incentive awards are granted based on the achievement of financial targets and individual performance. The number of stock options to be granted to any particular executive is determined by the Management Board of Fresenius Medical Care based on recommendations made by the Board of Directors which are based primarily on that person’s perceived ability to help the Company achieve its goals as well as that person’s base salary and potential bonus.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to executive officers named in the Summary Compensation Table of the Information Statement, unless such compensation is performance-based and satisfies certain other conditions. The Company intends to the extent practicable to qualify all payments of compensation under Section 162(m).

BOARD OF DIRECTORS Ben J. Lipps Ronald J. Kuerbitz Jerry Schneider

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 28, 2003 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percentage of Class

COMMON STOCK:
Fresenius Medical Care AG(1)
Else-Kroner-Strasse 1
61352 Bad Homburg v.d.H
Germany	90,000,000	100.0%
All directors and executive officers as a group (2)	0	0

6% PREFERRED STOCK:
(no applicable information)

CLASS A PREFERRED STOCK:
Namanco & Co.
P.O. Box 426, Exchange Place Station
69 Montgomery Street
Jersey City, New Jersey 07303	2,803	17.3%
All directors and executive officers as a group	0	0

CLASS B PREFERRED STOCK:
Namanco & Co.
P.O. Box 426, Exchange Place Station
69 Montgomery Street
Jersey City, New Jersey 07303	5,143	23.9%
All directors and executive officers as a group (2)	0	0

(1)	Fresenius AG owns 50.8% of the outstanding Fresenius Medical Care Ordinary Shares and none of the Fresenius Medical Care Preference Shares. The share capital of Fresenius AG consists of Fresenius AG non-par value Ordinary Shares and non-par value non-voting preference shares (“Fresenius AG Preference Shares”), both of which are issued only in bearer form. Accordingly, Fresenius AG has no way of independently determining who its shareholders are or how many shares any particular shareholder owns. However, under the German Stock Corporation and Securities Law, holders of voting securities of a German company listed on a stock exchange within the European Union are obligated to notify the company of certain levels of holdings.

Fresenius AG has been informed that Vermögensverwaltungsgesellschaft Nachlass Else Kröner mbH owns 67.4% of the Fresenius AG Ordinary shares. Fresenius AG has also been informed that AW-Beteiligungsgesellschaft mbH, which is controlled by Agrar Industrie Holding GmbH, owns 8.8% of the Fresenius AG Ordinary shares. In addition, Allianz Lebensversicherungs-AG informed Fresenius AG that it owns 9.7% of the Fresenius AG Ordinary shares.

(2)	Mr. Lipps owns 10,100 ADSs representing Fresenius Medical Care Ordinary Shares and 5,000 ADSs representing Fresenius Medical Care Preference Shares. Mr. Wahlström owns 4,000 Fresenius Medical Care Ordinary Shares.

Ownership and Transactions Reports

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, and executive officers, and beneficial owners of more than 10% of the outstanding shares of a class of the Company’s equity securities registered under the Exchange Act are required to file reports with the SEC concerning their ownership of and transactions in the shares of such class; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company was formed as a result of a series of transactions (the “Merger”), pursuant to an Agreement and Plan of Reorganization dated as of February 4, 1996, as amended, among the Company, Fresenius Aktiengesellschaft (“Fresenius AG”) and Fresenius USA, Inc. (“Fresenius USA”). As a result of the Merger, Fresenius Medical Care acquired all of the Common Stock of the Company. Accordingly, the Company has entered into certain relationships and related transactions with Fresenius Medical Care and Fresenius AG.

Investments by Fresenius Medical Care

     Fresenius Medical Care is the beneficial owner of all 90,000,000 outstanding shares of the Company’s Common Stock. Fresenius Medical Care owns no shares of the Company’s Preferred Stock.

     The practical effect of its ownership of all outstanding shares of the Company’s Common Stock is to give Fresenius Medical Care an absolute majority of the voting power attributable to the Company’s voting securities with respect to all matters in which the classes vote together. Accordingly, Fresenius Medical Care possesses the ability, through its voting power and its power to elect a majority of the Company’s directors, to approve any actions requiring the vote of the Company’s shareholders, other than matters which materially affect the rights of the holders of a particular class.

Guarantees of the Company

     The Company has executed a Subsidiary Guarantee in connection with certain Senior Subordinated Indentures dated as of February 19, 1998 (together, the “1998 Indentures”) under which a Fresenius Medical Care subsidiary was the issuer. The 1998 Indentures were executed in connection with the offering of (a) $450 million principal amount of 7 7/8% USD Trust Preferred Securities of Fresenius Medical Care Capital Trust II and (b) DM 300 million aggregate principal amount of 7 3/8% DM Trust Preferred Securities of Fresenius Medical Care Capital Trust III, which are statutory business trusts formed under the laws of the State of Delaware. The proceeds of the offering of the 7 7/8% and 7 3/8% Trust Preferred Securities were used to purchase, respectively, 7 7/8% and 7 3/8% Subordinated Notes of a Fresenius

Medical Care subsidiary and thereafter to repay certain outstanding indebtedness, including an approximately $250 million reduction of the credit facility entered into by NMC and a syndicate of banks in connection with the Merger (the “1996 Credit Agreement”), and for general corporate purposes.

     The Company has also executed a Subsidiary Guarantee in connection with Senior Subordinated Indentures dated as of June 6, 2001 and June 15, 2001 (the “2001 Indentures”), under which a Fresenius Medical Care subsidiary was the Issuer. The Indentures were executed in connection with the offering of $225,000,000 aggregate principal amount of 7 7/8% Trust Preferred Securities of Fresenius Medical Care Capital Trust IV, and €300,000,000 aggregate principal amount of 7 3/8% Trust Preferred Securities of Fresenius Medical Care Capital Trust V, each a statutory business trust formed under the laws of the State of Delaware. The proceeds from the offering of these Trust Preferred Securities were used to purchase Subordinated Notes of a Fresenius Medical Care subsidiary, and thereafter to repay indebtedness under the 1996 Credit Agreement, to repay approximately €140 million indebtedness to Fresenius AG, and for general corporate purposes.

Material Contracts Between Fresenius AG and the Company and Fresenius Medical Care and the Company

     The following summarizes the material contracts and transactions between the Company, Fresenius AG and Fresenius Medical Care during year ended December 31, 2002.

     Technology. Pursuant to a technology license and know-how agreement, dated April 22, 1994 (the “License Agreement”), Fresenius AG granted Fresenius USA an exclusive North American license for the technology, processes and know-how for the manufacture of polysulfone dialyzers, and Fresenius USA agreed to pay Fresenius AG royalties of 4.5% on Fresenius USA’s net sales of dialyzers produced by it for a 10-year period beginning January 1, 1996. Fresenius USA also obtained the contractual right to Fresenius AG’s know-how relating to certain peritoneal dialysis products incorporating the Safe-Lock® technology in the U.S., Canada and Mexico. The License Agreement was assumed by Fresenius Medical Care in connection with the Merger. Pursuant to a modification of the License Agreement, the rights and obligations of Fresenius USA and Fresenius Medical Care were assumed as of January 1, 1999 by, respectively, the Company and Fresenius Medical Care Deutschland GmbH (“FMC-GmbH”), an affiliate of Fresenius Medical Care. Pursuant to this modification, the Company is required to pay FMC-GmbH a fixed royalty payment of $750,000 per quarter.

     Products. During 2002, 2001 and 2000, the Company purchased $36.8 million, $34.2 million, and $35.7 million, respectively, of hemodialysis equipment and supplies from Fresenius AG and/or its subsidiaries. Such products were initially purchased pursuant to a distribution agreement entered into in 1991 and under which Fresenius USA acted as sole North American distributor for Fresenius AG products for treatment of ESRD by hemodialysis. Prices charged under that agreement were negotiated each year by the parties based on Fresenius AG’s estimated costs and desired profit margins, taking into account the competitive environment in the U.S. market, and did not exceed the average of the prices charged to Fresenius AG’s other affiliated distributors. By its terms, this distribution agreement terminates on the earlier of December 31, 2011 or the date Fresenius AG loses the power to elect 51% of the Fresenius USA Board of Directors. Fresenius AG assigned this distribution agreement to Fresenius Medical Care in connection with the Merger. Also during 2002, 2001 and 2000, the Company sold products to Fresenius AG and certain of its subsidiaries having aggregate sales prices of approximately $4.6 million, $3.4 million, and $2.2 million, respectively.

     Intercompany Loans. Pursuant to a Subordinated Loan Note dated as of May 18, 1999 (the “May 1999 Note”) NMC, a subsidiary of the Company, and certain of NMC’s subsidiaries, may borrow up to $400 million from Fresenius AG. At December 31, 2002, outstanding loans totaled $6 million. The principal amount of each advance under the May 1999 Note is due, as agreed by the parties, on the date that is one, two or three months after the date of such advance. The principal amount of each advance under the May 1999 Note bears interest at a fluctuating rate per annum equal to the Eurocurrency Rate (as defined and calculated in the NMC Credit Agreement discussed above, a copy of which has been filed by the Company with the Securities and Exchange Commission) plus a margin. The Company may borrow under the May 1999 Note until September 30, 2003.

     Pursuant to a Promissory Note dated February 19, 1999, as amended, the Company borrowed approximately $18.6 million from Fresenius Medical Care, which is due and payable upon demand with an annual interest rate of approximately 2.65%.

     Pursuant to a Loan Agreement dated February 19, 1998, the Company borrowed approximately $435.5 million from FMC Trust Finance S.a.r.l. (“FMCFinance”), an affiliate of Fresenius Medical Care (the “February 1998 Loan”). The outstanding principal amount of the February 1998 Loan is due and payable on February 1, 2008. Interest on the outstanding principal amount of the February 1998 Loan accrues interest at a rate of 8.43% per annum and is payable on a quarterly basis.

     The Company borrowed approximately $218.7 million from FMCFinance in June 2001 (the “June 2001 Loan”). Interest on the outstanding principal amount of the June 2001 Loan accrues at a rate of 8.255% per annum and is payable on a quarterly basis. The June 2001 Loan is payable in full on demand.

     The Company borrowed $11 million from RTC Holdings International, Inc. in August 2002 (the “RTC Loan”). Interest on the outstanding principal amount of the RTC Loan accrues at a rate of approximately 2.7% per annum. The RTC Loan is due and payable in August 2003.

     Pursuant to various Loan Agreements dated as of March and April 2000, the Company borrowed an aggregate amount of approximately $83.7 million from Franconia Acquisition LLC, an affiliate of Fresenius Medical Care. The outstanding principal amount, plus accrued interest calculated based on a fluctuating rate equal to the one-month LIBOR rate plus 25 basis points, is due and payable on demand. The Company may also prepay these loans at any time without premium or penalty.

     Foreign Exchange Contracts. Pursuant to a series of Foreign Exchange Contracts between subsidiaries of the Company and Fresenius Medical Care, the Company has an obligation to purchase approximately 638.2 million Euros from Fresenius Medical Care in exchange for U.S. Dollars at an average rate of $0.9037 per Euro, through the period ending May 2004. The Company also has an obligation to purchase approximately 168 million Mexican Pesos in exchange for U.S. Dollars at an average rate of 10.3324 Pesos per U.S. Dollar, for delivery through May 2004. In addition, the Company’s Canadian subsidiary, whose functional currency is the Canadian Dollar (“CAD”), had outstanding contracts covering the purchase of 14.2 million CAD at an average contract price of US$0.6347 per CAD, for delivery through May 2004.

     Mandatorily Redeemable Preferred Securities. During 2000 and 2001, a wholly-owned subsidiary of the Company issued several series of preferred stock (the "Redeemable Preferred Securities"), each of which was subsequently transferred to Fresenius Medical Care for cash consideration as follows. During the fourth quarter of 2000, the subsidiary issued 1,000 shares of Series A Preferred Stock and 1,700 shares of Series C Preferred Stock that were then transferred to Fresenius Medical Care for proceeds of $113,500,000 and $192,000,000, respectively. During the second quarter of 2001, the subsidiary issued 870 shares of Series D Preferred Stock for proceeds of $97,500,000. During the third quarter of 2001, the subsidiary issued 1,300 shares of Series E Preferred Stock, 980 shares of Series F Preferred Stock and 300 shares of Series B Preferred Stock to Fresenius Medical Care for proceeds of $147,500,000, $109,000,000 and $34,000,000, respectively. All the Redeemable Preferred Securities are identical in substance except that, as to both dividends and liquidation, dissolution or winding-up of the issuer, the shares rank from first to last priority in the following order: A, B, C, D, E, F.

     The Redeemable Preferred Securities have a par value of $.01 per share. The holders of the securities are entitled to receive dividends in amount of dollars per share that varies from approximately 3% to 8% of the share issuance price depending on the Series. The dividends will be declared and paid in cash at least annually.

     Upon liquidation or dissolution or winding up of the issuer, the holders of the Redeemable Preferred Securities are entitled to an amount equal to the liquidation preference for each share of stock plus an amount equal to all accrued and unpaid dividends thereon through the date of distribution. The liquidation preference is the sum of the issuance price plus, for each year or portion thereof an amount equal to one-half of one percent of the issuance price, not to exceed 5%.

     Redeemable Preferred Securities (Series A and C) originally due to be sold to the Company in 2002 for €341,385,000 had their redemption dates extended until October and November 2003, respectively. The other Redeemable Preferred Securities will be sold back to the Company two years from their respective date of issuance for a total amount equal to Euros €160,388,000 (Series B and F) and US dollars $245,000,000 (Series D and E) plus any accrued and unpaid dividends. The Series A, B, C and F Redeemable Preferred Securities are deemed a Euro liability and the risk of foreign currency fluctuations are hedged through forward currency contracts.

Relationships and Transactions with Directors and Executive Officers

     The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. See “Executive Compensation — Directors’ Compensation and Consulting Arrangements” for a discussion of certain other relationships and related transactions.

     Loans to Officers under Stock Incentive Plans. To comply with German corporate law requirements, award grants under the 1996 FMCAG Stock Plan, the 1998 FMCAG Stock Plan and the 2001 FMCAG Stock Plan are in the form of non-assignable and non-transferable convertible bonds (“Bonds”) and a corresponding non-recourse employee loan from Fresenius Medical Care (“Employee Loans”) secured solely by the Bonds with respect to which it was made. The Bonds have a Euro denominated face amount equal to the aggregate nominal (par) value of the Fresenius Medical Care Preference Shares into which the Bonds are convertible (in the form of Preference Shares under the 1998 FMCAG Stock Plan and 2001 FMCAG Stock Plan, or ADSs under the 1996 FMCAG Stock Plan) and bear interest at a rate equal to 5% per annum. The Employee Loans have an Euro denominated principal amount equal to the related Bonds and bear interest at the same rate. On conversion of a Bond, the employee (if a U.S. citizen or resident) will pay a conversion payment equal to the fair market value (determined as of the day following the date of grant) of the underlying ADSs or Preference Shares as the case may be. A portion of the conversion payment will be used to repay the Employee Loan, and interest on the Employee Loan will be offset by interest payable on the Bonds. Because the terms of the Employee Loan and Bond match in all respects, award recipients pay nothing and receive nothing with respect to the Bonds and the Employee Loans.

     Loan to Chief Executive Officer. Pursuant to a loan agreement dated June 7, 1999, Mr. Lipps borrowed $2 million from Fresenius Medical Care to fund the purchase of his principal residence. The principal amount bears interest at 6% per annum and is payable on demand after one month prior notice or in any event on July 1, 2004. Accrued interest is payable in July of each year, during the term of the loan. The loan is secured by a mortgage on Mr. Lipps’ principal residence.

REPORT OF THE BOARD OF DIRECTORS REGARDING AUDIT ISSUES

     KPMG LLP (“KPMG”) has been approved as the Company’s independent public accountants and auditors for 2003.

     The Board of Directors has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2002. The Board of Directors has also discussed with KPMG the matters described in the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Board of Directors has received and reviewed the written disclosures and the letter from KPMG described in Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with KPMG their independence. Based on the reviews and discussions described herein, the Board of Directors has included the audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Audit Fees

     The aggregate fees billed for professional services rendered for the audit and review of (1) Company’s annual financial statements for the year ending December 31, 2002, and (2) the Company’s financial statements included in all Forms 10-Q for 2002, were approximately $763,000.

Financial Information Systems Design and Implementation Fees

     The Company made no payments to KPMG in 2002 for professional services relating to financial information systems design and implementation.

All Other Fees

     The aggregate fees billed in 2002 for services rendered by KPMG, other than the services described in this Information Statement under the headings “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above, were $308,888. These fees relate primarily to tax consulting. The Board of Directors considers the provision of these services to be compatible with maintaining the independence of KPMG.

BOARD OF DIRECTORS Ben J. Lipps Ronald J. Kuerbitz Jerry Schneider

OTHER MATTERS

Form 10-K

     The Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed by the Company with the SEC, is being provided to you with this Information Statement. Additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 may be obtained without charge by contacting the Secretary of the Company, 95 Hayden Avenue, Lexington, Massachusetts 02420-9192 (Telephone: (781) 402-9000).

Proposals for 2004 Annual Meeting

     Any shareholder wishing to submit a proposal for inclusion in the Information Statement for the Company’s Annual Meeting in 2004 (or consent action in lieu of the 2004 Annual Meeting) pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to Ronald J. Kuerbitz, Chief Administrative Officer and Secretary, Fresenius Medical Care Holdings, Inc., 95 Hayden Avenue, Lexington, Massachusetts 02420-9192. The Company must receive a proposal by December 31, 2003 in order to consider it for inclusion in the Information Statement with respect to the 2004 annual meeting.

     In addition, the Company’s By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to Ronald J. Kuerbitz at the above address.